EXHIBIT 99.1

Release	Immediate

Date	May 14, 2009

Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com

Address	Herman Miller Inc, 855 East Main Avenue, PO Box 302, Zeeland, MI 49464

Internet	www.hermanmiller.com

Herman Miller Announces Planned Actions to
Reduce Costs, Strategically Manage Capital
through Reduced Dividend and Facilities
Consolidation

Herman Miller, Inc. (NASDAQ: MLHR) today announced further steps in its comprehensive and ongoing plan to reduce fixed costs and strengthen its balance sheet. The actions include:

•	A reduction in the company’s quarterly cash dividend to 2.2 cents ($0.022) per share from the 8.8 cents ($0.088) that the company declared and paid in each of the past 9 quarters. The new dividend declared by the Board of Directors is payable July 15, 2009, to shareholders of record on May 30, 2009. The company said the new dividend rate will enable it to retain approximately $14 million annually. The company also noted it has paid a dividend for more than 120 consecutive quarters.

•	A plan to consolidate manufacturing operations with the closure of its Integrated Metal Technologies (IMT) subsidiary in Spring Lake, Michigan. Under the plan, Herman Miller will retain existing production capacity and will enhance operational efficiency, with the majority of work and equipment moving to other newer, larger facilities in the area. Relocation is targeted to begin in August 2009, with the work completed and final closure targeted for spring 2010. The anticipated one-time cost for this action is $9 million to $12 million, with anticipated operational savings thereafter of $5 million to $7 million annually.

Greg Bylsma, Herman Miller’s Chief Financial Officer, said, “The dividend reduction and plant consolidation plan reflects our determination to enhance cash flow and balance sheet flexibility. While we remain committed to a dividend policy, this move aligns our dividend with our historical payout metrics. These actions also create further opportunity to re-align our capital structure through debt retirement, as well as freeing up resources for increased investment in our strategic priorities.”

Brian Walker, Chief Executive Officer, noted, “The Board and management have taken these challenging but necessary actions in the context of continued weak market conditions. They are integral to our comprehensive strategy to more effectively manage our resources and to ensure the long-term strength and future prospects of our company. For more than a year we have been undertaking a detailed and comprehensive review of our business with the objective to transform our cost structure—and fuel new, profitable and sustainable growth. These actions will further that agenda.

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About Herman Miller, Inc.
Herman Miller works for a better world around you—with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $2 billion in revenue in fiscal 2008. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2009, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the innovative “Companies to Watch.” Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

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